THIS INDENTURE made the 20 day of October, 2008

BETWEEN:

Wicklow West Holdings Ltd, a company incorporated in British Columbia and having its registered office at Suite 404, 1199 West Hastings Street, Vancouver, British Columbia

(hereinafter called the "Landlord")

OF THE FIRST PART

AND:

Keegan Resources Inc., a company incorporated in British Columbia and having its registered office at 1500 Royal Centre, 1055 West Georgia St. PO Box 11117, Vancouver BC V6E 4N7

(hereinafter called the "Tenant")

OF THE SECOND PART

Premises

1.00

Witnesseth that in consideration of the rents, covenants, conditions and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed the Landlord doth demise and lease unto the Tenant all and singular those certain premises being 4,653 square feet of Usable Area plus a 532 square feet apportionment of Common Area for a total of 5,185 square feet of Rentable Area as described in the first part of Schedule A annexed hereto (hereinafter referred to as the "Demised Premises") situate in the City of Vancouver in the Province of British Columbia and forming part of the building known as The Hastings Building (hereinafter referred to as the "Building"), the Building being erected and situate upon the lands (hereinafter referred to as the "Lands") more particularly described in Schedule B annexed hereto. In this lease, "Rentable Area", "Usable Area", "Common Area" and "Gross Rentable Area" shall take the meanings found in the New "BOMA International Standards of Measurement".

1.01 The Demised Premises shall be addressed as Suite 600, 1199 West Hastings Street, Vancouver, BC.

Term	2.00 To have and to hold the demised premises for and during the term of Five (5) Years commencing on the first day of December, 2008 and ending on the 30th day of November, 2013.

Rent	3.00 Yielding and paying therefore the following sums (hereinafter referred to as "Rent"):

(a)

Yearly and every year during the said term unto the Landlord the sum of $155,550 of lawful money of Canada being rental at the rate of $30.00 per square foot per annum to be paid in advance in equal monthly instalments of $12,962.50 on or before the first day of each and every month during the said term to the Landlord, the first of such payments to be made on the first day of December, 2008. The foregoing is hereinafter referred to as "Base Rent"

(b) Such additional rents, assessments, charges, interest and other sums due as are hereinafter provided.

Pay Rent	4.00 The Tenant shall, during the said term, pay unto the Landlord the Rent hereby reserved in the manner hereinbefore mentioned, without deduction, abatement or setoff.

Business Tax, Etc.

4.01

The Tenant shall pay all business, goods and services, or any other taxes from time to time levied in respect of the Tenant's use or occupancy of the demised premises, in respect of any payment(s) required to be made by the Tenant under this lease, or in respect of any other right or obligation of the Tenant arising from this lease, including penalties and/or interest for late payment thereof. Where such taxes are payable to the Landlord as agent for a taxing authority, the terms of any penalty and/or interest provisions applicable to taxes in arrears imposed by the taxing authority on the Landlord will also be imposed by the Landlord on the Tenant.

Evidence of Payments

4.02.01

The Tenant shall produce to the Landlord from time to time at the request of the Landlord satisfactory evidence of the due payment by the Tenant of all payments required to be made by the Tenant under this lease.

Allocation of Payments

4.02.02

Payments by the Tenant shall be allocated by the Landlord to amounts due and/or coming due pursuant to the lease in a reasonable fashion, notwithstanding any notation by the Tenant to the contrary.

Acts Conflicting With Insurance

4.03

The Tenant shall not do or permit to be done any act or thing that may render void or voidable or conflict with the requirements of any policy or policies of insurance, including any regulations of fire insurance underwriters applicable to such policy or policies, whereby the demised premises or the building are insured or that may cause any increase in premium to be paid in respect of any such policy. In the event that any such policy or policies is or are cancelled by reason of any act or omission of the Tenant, the Landlord shall have the right at its option to terminate this lease forthwith by giving notice of termination to the Tenant, and in the event that the premium to be paid in respect of any such policy is increased by any act or omission of the Tenant, the Tenant shall pay to the Landlord the amount by which said premium shall be so increased.

No Nuisance

4.04

The Tenant shall not at any time during the said term use, exercise or carry on or permit or suffer to be used, exercised or carried on in or upon the demised premises or any part thereof any noxious, noisome or offensive act, trade, business, occupation or calling, and no act, matter or thing whatsoever shall at any time during the said term be done in or upon the demised premises or any part thereof which shall or may be or grow to the annoyance, nuisance, damage or disturbance of the occupiers or owners of the said building or adjoining land and properties.

Comply With Laws,Etc.

4.05

The Tenant shall comply promptly at its expense with all laws, ordinances, regulations, requirements and recommendations, which may be applicable to the Tenant or to the manner of use of the demised premises, of any and all federal, provincial, civic, municipal and other authorities or association of insurance underwriters or agents and all notices in pursuance of same and whether served upon the Landlord or the Tenant except where such matters relate to an obligation of the Landlord hereunder.

Comply With Rules and Regulations

4.06

The Tenant agrees that the rules and regulations endorsed on this lease or attached hereto as Schedule C with such reasonable variations, modifications and additions as shall from time to time be made by the Landlord and any other and further reasonable rules and regulations that may be made by the Landlord and forwarded to the Tenant in writing shall be observed and performed by the Tenant and its agents, clerks, servants or employees and all such rules and regulations now in force or hereafter put in force shall be read as forming part of the terms and conditions of this lease as if the same were embodied herein; all such rules and regulations shall be deemed to be a part of this lease.

Damage to Building by Tenant

4.07

The Tenant shall reimburse the Landlord for costs incurred by the Landlord in making good any damage caused to the said building or any part thereof including the furnishings and amenities thereof as a result of the negligence or wilful act of the Tenant, or persons for whom the Tenant shall be responsible in law, from time to time in or about the demised premises

Notice of Accidents, Defects, Etc..

4.08

The Tenant will inspect the premises before taking possession and will give the Landlord written notice of any problems. If the Tenant does not give written notice of any problems, the premises will be deemed to be satisfactory, except for inherent structural defects. The Tenant shall give the Landlord prompt written notice of any damage to or defect in the heating and air conditioning apparatus, water pipes, gas pipes, electric light or other wires or other casualty.

Assigning or Subletting

4.09.01

The Tenant shall not sublet or otherwise part with possession of the whole or any part of the demised premises for the whole or any part of the term without the prior written consent of the Landlord, which consent shall not be unreasonably withheld. The Tenant shall not assign this lease for the whole or any part of the term without the prior consent in writing of the Landlord, which consent shall not be unreasonably withheld. Provided that the Tenant shall, at the time the Tenant shall request the consent of the Landlord, deliver to the Landlord such information in writing (herein called the "Required Information") as the Landlord may reasonably require respecting the proposed assignee or subtenant including the name, address, nature of business, financial responsibility and standing of such proposed assignee or subtenant together with a copy of the offer or agreement relating to the proposed assignment, certified by the Tenant to be a true copy. Provided further that except where the request is to consent to sublet for less then all of the demised premises, after receiving such request, the Landlord shall have the right, at its option, to terminate this lease by giving, within ten days after receiving the Required Information, not less than thirty nor more than sixty days written notice of termination to the Tenant. In the event of such termination the Rent and other payments required to be made by the Tenant hereunder shall be adjusted to the date of termination. Provided further that the Landlord's right to terminate as aforesaid shall not apply to an assignment or subletting of the Lease or parting with or sharing possession of the demised premises with one or more related companies by the Tenant as the result of a merger or amalgamation or an assignment ~~to a wholly-owned subsidiary of the Tenant~~. Provided further that the Tenant shall cause any permitted assignee of the Tenant to execute and deliver to the Landlord, concurrently with the happening of the assignment, an agreement with the Landlord, on terms reasonably satisfactory to the Landlord, wherein the Assignee covenants to observe and perform all of the obligations of the Tenant as and from the effective date of the assignment for the balance of the term of the lease.

4.09.02

In no event shall any assignment or subletting, to which the Landlord may have consented release, relieve the Tenant from its obligations fully to perform all the terms, covenants and conditions of this lease on its part to be performed and in any event the Tenant shall be liable for the Landlord's reasonable costs incurred in connection with the Tenant's request for consent.

4.09.03      If the Tenant is an incorporated company, any change in the control of such company shall be deemed, for the purposes hereof, to be an assignment of this lease except when the shares are traded on a stock exchange or over the counter market.

Indemnity to Landlord

4.10

Provided that it is not the result of negligence or failure to act on the part of the Landlord or any person for whom the Landlord is responsible in law, the Tenant shall indemnify and save harmless the Landlord from any and all liabilities, damages, costs, claims, suits or actions growing out of:

(a) any breach, violation or non-performance of any covenant, condition or agreement in this lease set forth and contained on the part of the Tenant, to be fulfilled, kept, observed and performed;

(b) any damage to property while said property shall be in or about the demised premises; and

(c) any injury to any person for whom the Tenant is responsible in law, including death resulting at any time therefrom, occurring in or about the demised premises and/or on the lands;

and this indemnity shall survive the expiry or sooner determination of this lease, only with respect to any of the above occurring while the lease was in force.

Tenant Insurance	4.11.01 The Tenant shall, at its expense, provide and maintain in force during the term of this lease or of any renewal thereof:

(a)

interior glass insurance, for the benefit of the Landlord and the Tenant, covering all glass in the demised premises, including glass windows and doors, in an amount equal to the full insurable value thereof, unless the cost of similar insurance is included in the Operating Costs;

(b)

public liability insurance with a minimum of two (2) million dollars, for the benefit of the Landlord and the Tenant, as may be required by the Landlord in respect of injury or death to one or more persons or property damage

(c)

fire insurance, extended coverage endorsement, theft, and water damage insurance (including, if applicable, sprinkler leakage) covering all the Tenant's property in the demised premises including, without limitation, its furniture, improvements, equipment, fittings, fixtures and stock in trade to full insurable value.

4.11.02 All insurance shall be effected with insurers and brokers and upon terms and conditions reasonably satisfactory to the Landlord and copies of all policies shall be delivered to the Landlord.

4.11.03      All policies of insurance shall contain a waiver of subrogation clause in favour of the Landlord and shall also contain a clause requiring the insurer not to cancel or change the insurance without first giving the Landlord 30 days' prior written notice thereof.

4.11.04

The Tenant agrees that if it does not provide or maintain in force such insurance, the Landlord may take out the necessary insurance and pay the premium therefore for periods of one (1) year at a time, and the Tenant shall pay to the Landlord as additional rental the amount of such premium immediately on demand.

4.11.05

In the event that both the Landlord and the Tenant have claims to be indemnified under any such insurance, the indemnity shall be applied first to the settlement of the claim of the Landlord and the balance, if any, to the settlement of the claim of the Tenant.

Repairs

4.12

The Tenant shall, during the said term, well and sufficiently repair, maintain, amend and keep the demised premises, with the appurtenances and all fixtures, in good and substantial repair when, where and so often as need shall be, reasonable wear and tear and damage by fire and other risks against which the Landlord is insured or where the Landlord has an obligation under the lease (hereinafter collectively referred to as "Tenant Repair Exceptions") only excepted.

4.13

The Landlord and its agents shall have the right at all reasonable times during the said term to enter the demised premises to examine the condition thereof, and further upon said inspection should any areas be found that require repair or restoration, the Landlord will leave written notice at the demised premises and the Tenant shall well and sufficiently repair and make good.

Use of Premises	4.14 The Tenant shall not use the demised premises nor allow the demised premises to be used for any other purpose than that for which the premises are hereby leased, namely, as a business office.

Signs

4.15

The Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering or direction on any part of the outside of the building or visible from the outside of the building or in any corridor, hallway, entrance or other public part of the said building. Provided that the Landlord shall prescribe a uniform pattern for identification signs for tenants to be placed on the outside of the main door leading into the demised premises. Provided that at the request of the Tenant and at the Tenant's expense, the Landlord shall cause such a sign to be placed in position.

Alterations Etc.

4.16.01

The Tenant shall not without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, make any alterations, repairs or improvements to the demised premises or construct or place therein or alter any interior partitions (including moveable partitions, partial partitions or other installations) or do anything that might affect the proper operation of the lighting, heating or air conditioning systems. The Tenant shall submit to the Landlord detailed plans and specifications of any such work or installation when applying for consent, and the Landlord reserves the right to recover from the Tenant the cost of having its architects or engineers examine such plans and specifications. Prior to the preparation of any plans and specifications and prior to commencement of any work in the Leased Premises, including, without limiting the generality of the foregoing, any demolition, construction or alterations, the Tenant has determined through testing at its own cost and expense what hazardous materials, if any, are present in the Leased Premises and, if the Tenant fails to do so, the Tenant acknowledges and agrees that it shall indemnify and save harmless the Landlord from and against any and all claims growing or arising out of the Tenant's failure to do so. The Tenant understands that, in granting consent, the Landlord may impose conditions with respect to the electrical and mechanical services (which term includes heating and air conditioning) and those conditions may require the Tenant to pay for reasonable alterations or modifications to the said electrical and mechanical services. The Landlord may require that any or all work to be done, or materials to be supplied hereunder shall be done or supplied by the Landlord's contractors and/or workmen or by contractors and/or workmen engaged by the Tenant but first approved by the Landlord, which approval shall not be unreasonably withheld. In any event, any and all work to be done or materials to be supplied hereunder shall be at the sole cost and expense of the Tenant and shall be done and supplied and paid for in the manner and according to such terms and conditions, if any, as the Landlord may reasonably prescribe. Any connections of apparatus to the electrical system, other than a connection to an existing base receptacle, and/or any connection of apparatus to the heating or air conditioning systems shall be deemed to be an alteration within the meaning of this clause.

4.16.02

The Tenant covenants with the Landlord that the Tenant shall promptly pay all charges incurred by the Tenant for any work, materials or services that may be done, supplied or performed in respect of the demised premises and shall forthwith discharge any liens at any time filed against and keep the lands and premises of which the demised premises form a part free from liens and in the event that the Tenant fails to do so, the Landlord may, but shall be under no obligation to, pay into Court the amount required to obtain a discharge of any such lien in the name of the Tenant and any amount so paid together with all disbursements and costs in respect of such proceedings on a solicitor and client basis shall be forthwith due and payable by the Tenant to the Landlord as additional rent.

4.16.03 The Tenant shall not without the prior written consent of the Landlord put up any window drapes, blinds, awnings or other similar things.

Peaceful Surrender

4.17.01

Upon the termination of this Lease from any cause whatsoever, all alterations, additions, partitions and improvements which may be made or installed upon the demised premises by the Tenant or by the Landlord on behalf of the Tenant and which in any manner are attached to the floors, walls or ceilings will remain upon and be surrendered with the demised premises as a part thereof without disturbance, molestation or injury and together with any floor covering affixed to the floor of the demised premises and the drapes or other window coverings will be and become the property of the Landlord absolutely. The Tenant shall not remove any built-in cabinets, shelving, or furniture without the Landlord's written permission, however, the Landlord may require the Tenant to remove such items installed by the Tenant.

Utilities

4.18

The Tenant shall pay all telephone, electric and other utility charges in connection with the demised premises that are not being supplied by the Landlord as provided herein and in the event that there is not a separate meter for measuring the consumption of and charging for electricity used in the demised premises the Tenant shall pay to the Landlord as additional rent in advance by monthly instalments such amount as may be required by the Landlord from time to time as a reasonable estimate of the cost of such electricity. The Tenant shall advise the Landlord forthwith of any appliances or business machines installed by the Tenant consuming or likely to consume large amounts of electricity and further on request from time to time shall provide the Landlord with a list of all electrical appliances and business machines used in the demised premises. The amount of electricity consumed on the demised premises in excess of electricity required by the Tenant for normal office use shall be as determined by the Landlord acting reasonably. The Tenant shall pay the Landlord for any such excess on demand.

Realty Taxes	4.19.01 in this paragraph the following phrases shall have the following meanings:

(a)

"Tax" means an amount equivalent to all taxes, rates, duties, levies and assessments whatsoever whether municipal, parliamentary, school or otherwise charged upon the building, the lands and all improvements now or hereafter thereon or upon the Landlord on account thereof including all taxes, rates, duties, levies and assessments for local improvements and excluding such taxes as corporate, income, profits or excess profits taxes assessed upon the income of the Landlord and shall also include any and all taxes that may in future be levied in lieu of Tax as hereinbefore defined; less any applicable Advance Tax but including taxes falling or having fallen due on a date outside the term of this lease.

(b) "Advance Tax" means any pre-billing or partial billing of Tax, including advance taxes falling or having fallen due on a date outside the term of this lease

(c)

"Proportionate Share" means that ratio having as its numerator the Rentable Area of the demised premises and as its denominator the Gross Rentable Area of the building of which the premises form a part. Notwithstanding the foregoing, in the event that the Landlord or its agent, acting in good faith, determines that in its opinion a more equitable allocation is appropriate for any specific cost or costs, then Proportionate Shares as it applies to such cost(s) shall take on a meaning consistent with such an allocation.

(d)

"Pro Rata" means that ratio having as its numerator the number of days covered by both the term of this lease and the period to which the Tax or Advance Tax relates and having as its denominator the number of days in the period to which the Tax or Advance Tax relates.

Property Tax Payments

4.19.02

The Tenant shall pay the Landlord as additional rent the Pro Rata, Proportionate Share of any Tax and of any Advance Tax at least one working day before such Tax or Advance Tax is payable by the Landlord to the taxing authority.

4.19.03

If any Tax shall be increased by reason of any installations made in or upon or any alterations made in or to the demised premises by the Tenant or by the Landlord on behalf of the Tenant, the Tenant shall pay the amount of such increase as additional rent.

4.19.04

The Tenant shall pay the Landlord as additional rent the Pro Rata, Proportionate Share of any expense incurred by the Landlord in obtaining or attempting to obtain a reduction in the amount of Tax. In the event that the Tenant shall have paid its Proportionate Share pursuant to Clause 4.19.02 of this lease and the Landlord shall thereafter receive a refund of any portion of such Tax, the Landlord shall make an appropriate refund to the Tenant.

4.19.05

The Landlord will pay or cause to be paid all Taxes and Advance Taxes as directed by the relevant taxing authority when due. Compliance with this covenant notwithstanding, the terms of any penalty and/or interest provisions applicable to Taxes or Advance Taxes in arrears imposed by the taxing authority on the Landlord will also be imposed by the Landlord on the Tenant.

Operating Costs	4.20.01 In this paragraph the following phrases shall have the following meanings:

(a)

"Operating Costs" means the total amount, without duplication, of all costs incurred or which will be incurred by the Landlord during the term, in accordance with generally accepted accounting principles, for the complete maintenance, repair, operation and administration of the lands, the building and the improvements thereon such as are in keeping with maintaining the standard of a first class commercial building complex and including, without limitation, the costs of: repairs and replacements (except to the extent that the same are paid by insurance) and decoration of common areas, ~~maintaining parking areas~~, roof, lobbies, hallways, ceilings, washrooms, elevators, and amenity areas all repairs and replacements required for such maintenance, heating, ventilating and air conditioning costs including, without limitation, the purchase of fuel, gas and steam for heating or other purposes and the cost of making repairs to the heating and air conditioning equipment, repair, maintenance and operation of all elevators and escalators, providing hot and cold water, providing electricity not otherwise chargeable to tenants, painting interior areas not normally rented to tenants and painting and otherwise maintaining the outside of the building, snow removal, landscape maintenance, janitorial services, refuse removal and window cleaning, fire, casualty, liability, loss of rental income and other insurance costs to limits that would be obtained by a prudent owner of a similar property, interest on expenses of a capital nature to repair, replace or renovate any part of the building which the Landlord incurs and then amortizes for a reasonable period, which interest will be calculated yearly and will be equal to the Landlord's cost of funds on the date the Landlord incurred the expense, telephone and other utility costs and supplies and stationery, service contracts with independent contractors, provision of building staff, including salaries, wages and fringe benefits, provision of security, provision of accounting services and operational auditing, legal and other professional fees, sales and excise tax on goods and services provided by the Landlord in connection with the repair, maintenance, administration and operation as aforesaid and all other expenses including management fees paid or payable by the Landlord in connection with the operation of the building, improvements and lands, but, shall not include interest on debt, costs as determined by the Landlord of repairing structural defects in the building or any amounts directly chargeable by the Landlord to any tenant or tenants as otherwise provided herein, or where the Landlord has an obligation under the lease.

(b)

"Proportionate Share" means that ratio having as its numerator the Rentable Area of the demised premises, and as its denominator the Gross Rentable Area of the building of which the premises form a part. Notwithstanding the foregoing, in the event that the Landlord or its agent, acting in good faith, determines that in its opinion a more equitable allocation is appropriate for any specific cost or costs, then "Proportionate Share" as it applies to such cost(s) shall take on a meaning consistent with such an allocation.

(c)

"Pro Rata" means that ratio having as its numerator the number of days covered by both the term of this lease and the Landlord's fiscal year and having as its denominator the number of days in the Landlord's fiscal year.

4.20.02

The Tenant shall pay the Landlord as additional rent the Pro Rata Proportionate Share of Operating Costs on receipt of notice from the Landlord. Such Proportionate Share payable hereunder may be estimated by the Landlord, in which event, the amount so estimated shall be paid by the Tenant in equal monthly installments on account in advance on each monthly rental payment date. If on this basis any overpayment shall have been made by the Tenant, or should any operating costs still be due and owing by the Tenant then, an adjustment within a reasonable time following the close of each fiscal year end of the Landlord shall be made by the Tenant or the Landlord as the situation warrants.

4.20.03

The Tenant will pay to the Landlord, in the same manner it pays its Share of Operating Costs or in such other manner as the Landlord may request, the Landlord's extra costs in respect of the Tenant's use of the Premises outside of Normal Business Hours or in respect of extra interior climate control, electrical, or other services, or materials, which result from the Tenant's activities, or requests, over and above those normally provided to Building occupants or outside of Normal Business Hours. The Landlord may install meters at the Tenant's cost, to check the Tenant's consumption of utilities.

Care of Properties	4.21.01 The Tenant shall take good care of the demised premises and keep same in a clean, tidy and healthy condition.

4.21.02

The Tenant shall at its own expense replace or repair, under the direction and to the reasonable satisfaction of the Landlord, the glass, locks and trimmings of the interior doors and windows in or upon the demised premises that become damaged or broken except any glass, locks or trimmings damaged or broken by the Landlord, its employees, agents or contractors.

Quiet Enjoyment

5.00

The Landlord hereby covenants with the Tenant that the Tenant, paying the Rent hereby reserved and performing the covenants hereinbefore on the Tenant's part contained, shall and may peaceably possess and enjoy the demised premises for the term hereby granted without any interruption or disturbance from the Landlord or any other person or persons lawfully claiming by, from or under the Landlord

Heating and Air Conditioning

5.01

The Landlord shall provide heating and air conditioning so that when heat is reasonably required for the reasonable use of the demised premises the Landlord will furnish heat therefore up to a reasonable temperature and when the heating system is not in use and the Landlord considers that the air conditioning is reasonably required the Landlord will operate the air conditioning system in said building. The heating and air conditioning system shall be operated on an open floor basis adequate to service open and unpartitioned floors, but capable of being extended to service partitioned areas. The Landlord shall be relieved from its obligations to provide reasonable heating and air conditioning under the following circumstances:

(a) in any part of the demised premises on Saturdays, Sundays and public holidays, and before the hour of 7:00 AM and after the hour of 6:00 PM on each business day;

(b) in those areas having exterior windows exposed to the sun where and when the Tenant fails to keep the window shading thereon fully closed;

(c) in those areas where the human occupation exceeds one person per 100 square feet of Rentable Area;

(d) in those offices, the formation of which has not been consented to in accordance with Clause 4.16.01 of this lease;

(e) in areas where the average amount of electrical energy consumed by the lights and machines exceeds four watts per square foot.

The term "offices" as used herein shall mean any part of the demised premises that is partitioned off or substantially separated from the remainder of the demised premises.

Janitor Services

5.02

The Landlord shall cause, when reasonably necessary, the floors of the demised premises to be swept or vacuumed, and normal office refuse removed the windows washed and the desks, tables and other furniture dusted but the Landlord shall not be responsible for any act of omission or commission on the part of any person or persons employed to perform these tasks. These tasks will be carried out by bonded contractors.

Building Directory

5.03

The Landlord shall keep in the main entrance of the building, by which entry is made to the demised premises, a proper index or directory of the building and to insert thereon the name of the Tenant and the number of the Tenant's office in proper lettering, the character of which shall be at the option of the Landlord. The Tenant is responsible for all costs related to the said installation of permitted name strips that are put on the index or directory and any identification, directional indicators, or names related to the Tenant premises whether on the main building directory of premises entrance.

Damage or Destruction of Premises

6.00.01

Provided that if during the term hereby demised or any renewal thereof the demised premises shall be damaged or destroyed by a peril or perils that would be covered by a standard fire insurance policy with Extended Coverage Endorsement attached thereto, the Rent shall abate in the proportion that the part of the demised premises rendered unfit for occupancy bears to the whole of the demised premises until the demised premises are rebuilt; and the Landlord agrees that it will with reasonable diligence repair the demised premises unless the Tenant is obligated to repair under the terms hereof or unless this lease is terminated as hereinafter provided; subject always to the provisions of paragraphs 6.00.02 and 6.00.03.

6.00.02

If the demised premises are damaged or destroyed by any cause whatsoever and if in the opinion of the Landlord reasonably arrived at the demised premises cannot be rebuilt or made fit for the purposes of the Tenant within 90 days of the damage or destruction, the Landlord, instead of rebuilding or making the demised premises fit for the Tenant, may, at its option, terminate this lease by giving the Tenant within 30 days of such damage or destruction notice of termination and thereupon Rent and any other payment for which the Tenant is liable under this lease shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver up possession of the demised premises to the Landlord.

6.00.03

Provided that if the building or part thereof shall be damaged or destroyed and such damage or destruction shall, in the opinion of the Landlord, materially interfere with the enjoyment of the demised premises by the Tenant, the Rent in respect of the demised premises shall abate in proportion to such interference during the period such interference shall continue.

6.00.04

Provided further that, irrespective of whether the demised premises are damaged or destroyed, in the event that 50% or more of the Gross Rentable Area in the building is damaged or destroyed by any cause whatsoever and if in the opinion of the Landlord reasonably arrived at the said Rentable Area cannot be rebuilt or made fit for the purposes of the tenants of such space within 180 days of the damage or destruction, the Landlord may at its option terminate this lease by giving the Tenant within 30 days after such damage or destruction notice of termination requiring vacant possession of the demised premises 60 days after the delivery of the notice of termination and thereupon Rent and any other payment for which the Tenant is liable under this lease shall be apportioned and paid to the date upon which vacant possession is required and the Tenant shall deliver up possession of the demised premises to the Landlord in accordance with such notice of termination.

6.00.05

All rights in 6.00.1, 6.00.2, 6.00.3 and 6.00.4 shall be exercised by the Landlord to cause as little disturbance of the tenant as may be reasonably possible and in a good workmanlike and expeditious manner.

Access to Premises, Use of Common Areas, Etc.

6.01

The Landlord agrees that during the term of this lease the Tenant and the employees, agents, customers and invitees respectively of the Tenant shall have the rights and shall comply with the provisions set forth in the Second Part of Schedule A hereto annexed, subject as set forth in this lease, including said part of said Schedule; said Schedule A shall be deemed to be a part of this lease. The Tenant shall comply with such provisions.

Landlord’s Right to Do Work

6.02.01

The Landlord shall have the right to make additions to and/or improvements or installations in and/or repairs to the building and/or the common outside areas and whenever reference is made in this lease to the building or the common outside areas, it shall mean the building and/or the common outside areas as the same may be changed, added to or improved from time to time and in relation to any such additions, improvements, installations, or repairs the Landlord may cause such reasonable obstructions of and interference with the use or enjoyment of the building, the demised premises and/or common outside areas as may be reasonably necessary for the purposes aforesaid and may interrupt or suspend the supply of electricity, water or other services when necessary and until said additions, improvements, installations or repairs shall have been completed and there shall be no abatement in Rent nor shall the Landlord be liable by reason thereof provided that all such additions, improvements, installations or repairs shall be made as expeditiously as reasonably possible.

6.02.02

The Landlord and any persons authorised by the Landlord shall have the right to use, install, maintain and/or repair pipes, wires, ducts or other installations in, under or through the demised premises for or in connection with the supply of any services to the demised premises or any other premises in the said building. Such services shall include, without limiting the generality of the foregoing, gas, electricity, water, sanitation, heating, air conditioning and ventilation.

6.02.03

The Landlord and any persons authorised by the Landlord shall have the right to enter upon the demised premises to make such decorations, repairs, alterations, improvements or additions as it may deem reasonable and the Landlord or any persons authorised by the Landlord shall be allowed to take all material into and upon the said premises that may be required therefore. The Rent hereunder shall in no way abate while such decorations, repairs, alterations, improvements or additions are being made by reason of loss or interruption of the business of the Tenant because of the prosecution of any such work.

Landlord’s Right to Inspect and Display Sign

6.03

Provided also that during the term hereby created any person or persons may inspect the demised premises and all parts thereof at all reasonable times and with reasonable notice on producing a written order to that effect signed by the Landlord or its agents. The Landlord shall have the right during the last three months of the said term to place upon the demised premises a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of the Tenant, stating that the demised premises are for rent and further provided that the Tenant will not remove such notice or permit the same to be removed.

Landlord May Perform Tenant’s Covenants, Etc.

6.04

If the Tenant shall fail to perform or cause to be performed each and every one of the covenants and obligations of the Tenant in this lease contained the Landlord shall have the right (but shall not be obligated) to perform or cause the same to be performed and to do or cause to be done such things as may be necessary or incidental thereto (including, without limiting the foregoing, the right to make repairs, installations, erections and expend moneys) and all payments, expenses, charges, fees and disbursements incurred or paid by or on behalf of the Landlord in respect thereof shall be paid by the Tenant to the Landlord forthwith.

Re-entry

6.05.01

Provided, and it is hereby expressly agreed, that if and whenever the Rent hereby reserved, or any part thereof, shall be unpaid for fifteen days after any of the days on which the same ought to have been paid or remain unpaid after five (5) days written notice thereof, or in the case of the breach or non-performance of any of the covenants or agreements herein contained on the part of the Tenant that is not cured by the Tenant within 30 days from the date of its happening and such breach continues after ten (10) days written notice thereof (or such further period as may be reasonably necessary provided that the Tenant has commenced the curing forthwith and continues with same with all due diligence), then and in either of such cases, it shall be lawful for the Landlord at any time thereafter, to enter the demised premises or any part thereof, in the name of the whole to re-enter, and the same to have again, repossess and enjoy, as of the Landlord's former estate, anything hereinafter contained to the contrary notwithstanding.

6.05.02

In case the Landlord shall re-enter the demised premises prior to the expiry of this lease by reason of default by the Tenant hereunder, the Tenant shall be liable to the Landlord for the amount of the Rent for the remainder of the term of this lease as if such re-entry had not been made less the actual amount received by the Landlord after such re-entry in respect of any subsequent leasing applicable to the remainder of the term.

Waiver of Exemptions

6.06

That in consideration of the premises and of the leasing and letting by the Landlord to the Tenant of the demised premises for the term hereby created (and it is upon that express understanding that these presents are entered into) that notwithstanding anything contained in any Statute or in any Statute that may hereafter be passed, none of the goods or chattels of the Tenant at any time during the continuance of the term hereby created situate on the demised premises shall be exempt from levy by distress for Rent in arrears by the Tenant as provided for in any such Statute or any amendment or amendments thereto, and that upon any claim being made for such Statute or any amendment or amendments thereto, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in any such Statute or amendment or amendments thereto; the Tenant waiving as the Tenant hereby does all and every benefit that could or might have accrued to the Tenant under and by virtue of any such Statute or any amendment or amendments thereto but for this covenant.

Bankruptcy Etc.

6.07

The Tenant covenants that if the term hereby granted shall be at any time seized or taken in execution or in attachment by any creditor of the Tenant or if the Tenant shall make any assignment for the benefit of creditors, or becoming bankrupt or insolvent shall take the benefit of any Act that may be in force for bankrupt or insolvent debtors, then in any such case the said term shall at the option of the Landlord, immediately become forfeited and void and the then current month's Rent and the Rent for the three months next following shall immediately become due and payable and in such case it shall be lawful for the Landlord at any time thereafter enter into and upon the demised premises, or any part thereof, in the name of the whole to re-enter and the same to have again, repossess and enjoy as of its former estate; anything herein contained to the contrary notwithstanding.

Follow Chattels	6.08 Provided that in case of removal by the Tenant of the goods and chattels of the Tenant from the premises, the Landlord may follow the same for thirty days.

Overlooking and Condoning

6.09

Any condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso or condition herein contained shall not operate as a waiver of the Landlord's rights hereunder in respect of any subsequent default, breach or non-observance nor so as to defeat or affect in any way the rights of the Landlord hereunder in respect of the subsequent default, breach or non-observance.

Occupancy Availability

6.10

If the demised premises shall not be available for occupancy by the Tenant upon the date of commencement of the term hereby demised, the Rent under this lease shall abate until the demised premises are available for occupancy and the Landlord shall not be liable in any way for the consequences of occupancy not being available to the Tenant upon the date of commencement.

Overholding

6.11

If at the expiration of the term of this lease the Tenant shall hold over with the consent of the Landlord, the tenancy of the Tenant thereafter shall, in the absence of written agreement to the contrary, be from month to month only at a Rent per month equal to one-tenth of the Rent payable for the year immediately preceding such expiration, payable monthly in advance on the first day of each lease month and shall be subject to all other terms and conditions of this lease.

Removal of Fixtures, Etc.

6.12

During the Term, the Tenant will not remove from the Premises its Leasehold Improvements, trade fixtures, furniture or equipment, except for furniture and equipment which, in the normal course of its business, is no longer needed or is being replaced by furniture or equipment of equal or better quality and except as set out in this paragraph. At the End of the Term, the Tenant will remove from the Premises; (I) its trade fixtures, and (ii) its furniture and equipment, ~~and (iii) these Leasehold improvements Landlord requires it to remove~~, except that, if the Tenant is then in default under the Lease, the Tenant will not remove any of those items unless the Landlord expressly requires it to do so. The Tenant will repair any damage to the Premises caused by the removal of those items. If the Tenant does not remove any such items, the Landlord may do so and the Tenant will pay the Landlord's removal and/or storage charges. The Landlord will not be responsible for any loss or damage resulting from such removal.

Unavoidable Failures, or Delays by Landlord

6.13

Whenever and to the extent that the Landlord shall be unable to fulfil or shall be delayed or restricted in the fulfilment of any obligations hereunder in respect of the supply or provision of heating, air conditioning, elevator or janitor services, or any other service or utility or the doing of any work by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfil such obligation or by reason of any statute, law or order-in-council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administration controller or board of any governmental department or officer or other authority or by reason of not being able to obtain any permission or authority required thereby or by reason of any other cause beyond its control whether of the foregoing character or not, the Landlord shall be relieved from the fulfilment of such obligation and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned. There shall be no deduction from the Rent by reason of any such failure or cause.

Landlord Not Responsible For Injuries Loss, Damage, Etc.

6.14

Provided that the same shall not be as a consequence of the negligent act or omission of the Landlord, or of default of the Landlord's covenants herein, the Landlord shall not be responsible in any way for any injury to any person or for any loss of or damage to any property belonging to the Tenant or to other occupants of the demised premises or to any person for whom the Tenant shall be responsible in law from time to time attending at the demised premises while such person or property is in or about the building or any areaways, parking areas, lawns, sidewalks, steps, truck ways, platforms, corridors, stairways, elevators or escalators in connection therewith, including without limiting the foregoing, any loss of or damage to any such property caused by theft or breakage, or by steam, water, rain or snow that may leak into, issue or flow from any part of the said building or any adjacent or neighbouring lands or premises or from any other place or quarter or for any loss of or damage caused by or attributable to the condition or arrangements of any electric or other wiring or for any damage caused by smoke or anything done or omitted to be done by any other tenant of premises in said building or for any other loss whatsoever with respect to the demised premises and/or any business carried on therein.

No Liability For Indirect Damages, Etc.

6.15

Under no circumstances shall the Landlord be liable for indirect or consequential damage or damages for personal discomfort or illness by reason of the non-performance or partial performance of any covenants of the Landlord herein contained including the heating of the demised premises or the operation of the air conditioning equipment, elevators, plumbing or other equipment in the said building or the demised premises.

No Representation By Landlord

6.16

There is no promise, representation or undertaking by or binding upon the Landlord with respect to any alterations, remodelling or decorating of or installation of equipment or fixtures in the demised premises or the building except such, if any, as is expressly set forth in this lease, and this lease contains all the agreements and conditions made between the parties hereto.

Subordination

6.17.01

The Tenant covenants and agrees with the Landlord that the Tenant shall from time to time upon the written request of the Landlord, enter into an indenture (i) subordinating the term hereby demised and the rights of the Tenant hereunder to any mortgage or ground lease, present or future, which includes the demised premises or, at the option of the Landlord, (ii) agreeing that the term hereby demised shall be prior to any such mortgage or ground lease.

6.17.02

Notwithstanding any such postponement or subordination as aforesaid the Tenant agrees that its obligations under the lease and pursuant to this indenture shall remain in full force and effect notwithstanding any action at any time taken by a mortgagee of the lands to enforce the security of any mortgage; provided, however, that any postponement or subordination given hereunder shall reserve to the Tenant the right to continue in possession of the demised premises under the terms of this lease so long as the Tenant shall not be in default under such terms.

Notices

6.18

Any notice herein provided for or given hereunder if given by the Tenant to the Landlord shall be sufficiently given if mailed in Canada by registered mail, postage prepaid to the Landlord at #404 - 1199 West Hastings Street, Vancouver, British Columbia V6E 3T5. Any notice herein provided for or given hereunder, if given by the Landlord to the Tenant, shall be sufficiently given if mailed as aforesaid addressed to the Tenant at the demised premises or left at the demised premises. Any notice mailed as aforesaid shall be conclusively deemed to have been given on the fourth business day following the day on which such notice is mailed as aforesaid. Either the Landlord or the Tenant may at any time give notice in writing to the other of any change or address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of such notices thereafter. The word "notices" in this paragraph shall be deemed to include any request, demand, direction or statement in writing in this lease provided or permitted to be given by the Landlord to the Tenant or by the Tenant to the Landlord.

Payments to Landlord

6.19.01

All payments required to be made by the Tenant under or in respect of this lease shall be made, at such place or places as the Landlord may designate in writing, to the Landlord or to such agent or agents of the Landlord as the Landlord shall hereinafter from time to time direct in writing to the Tenant. The Tenant shall pay to the Landlord interest at the then current bank prime rate plus 2%, calculated and due daily and compounded monthly, on all payments of Rent and other sums required to be made under the provisions of this lease that have become overdue so long as such payments remain unpaid.

6.19.02

All sums paid or expenses incurred hereunder by the Landlord that ought to have been paid or incurred by the Tenant or for which the Landlord hereunder is entitled to reimbursement from the Tenant, including any interest owing to the Landlord hereunder, may be recovered by the Landlord as additional rental by any and all remedies available to it for the recovery of Rent in arrears.

No Changes or Waivers

6.20

No assent or consent to changes in or waiver of any of this indenture in spirit or letter shall be deemed or taken as made unless the same be done in writing and attached to or endorsed hereon by the Landlord; the Landlord's janitors, superintendents and/or agents (unless such agents are authorised in writing by the Landlord) are not authorised to amend this indenture and any alterations, amendments or qualifications made by the said Landlord's janitors, superintendents and/or agents (unless such agents are so authorised) shall be null and void.

Marginal Notes	6.21 The marginal notes in this lease form no part of this lease and shall be deemed to have been inserted for convenience of reference only.

Interpretations

6.22

Unless the context otherwise requires, the word "Landlord" wherever it is used herein shall be construed to include and shall mean the Landlord, its successors and/or assigns, and the word "Tenant" shall be construed to include and shall mean the Tenant, and the executors administrators, successors and/or assigns of the Tenant and when there are two or more Tenants or two or more persons bound by the Tenant's covenants herein contained their obligations hereunder shall be joint and several; the word "Tenant" and the personal pronoun "it" relating thereto and used therewith shall be read and construed as Tenants, and "his", 'her", "its" or "their" respectively as the number and gender of the party or parties referred to each require and the number of the verb agreeing therewith, shall be construed and agree with the said word or pronoun so substituted.

Registration	6.23 The parties hereto agree that this lease may be registered in any Land Title Office provided that any costs thereto, whether direct or indirect, are borne by the Tenant.

Heating and Air Conditioning

6.24

Notwithstanding anything contained in Clause 5.01, the Tenant acknowledges that a reasonable time will be required in order to fully adjust and balance the heating and air conditioning systems if and when such adjustments and balancing are required. If any of the apparatus of the heating and air conditioning systems is defective or is in need or repair or maintenance or becomes damaged or inoperative, the Landlord shall have a reasonable time to correct same and will use all reasonable efforts to do so with due diligence.

Enuring Effect	6.25 This lease will enure to the benefit of and be binding upon the Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

Option to Renew

6.26

Provided the Tenant is not in default under this lease and shall have given to the Landlord, at least six (6) months prior to the expiration of this lease, written notice of its election to renew this lease, the Tenant shall have the option to renew this lease for a further term of Five (5) Years upon the same terms and conditions as outlined herein except for any tenant inducements or allowances, this option to renew provision, and the Base Rent, which Base Rent shall be negotiated and will reflect the current fair market rental for similar improved office premises in Vancouver but in no case shall be less than the final Base Rent outlined herein. Failing agreement, the Base Rent shall be determined by a single arbitrator under the Commercial Arbitration Act of British Columbia from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Indenture.

THE CORPORATE SEAL OF **WICKLOW WEST HOLDINGS LTD.** WAS HEREUNTO AFFIXED THIS 23RD DAY OF OCTOBER, 2008 IN THE PRESENCE OF

C/S

THE CORPORATE SEAL OF **KEEGAN RESOURCES INC.** WAS HEREUNTO AFFIXED THIS 21 DAY OF October, 2008 IN THE PRESENCE OF

Michael Bebek

John Eren

C/S

SCHEDULE "A"

Referred to in Annexed Lease

First Part

The demised premises, being 4,653 square feet of Usable Area plus a 532 square feet apportionment of Common Area for a total of 5,185 square feet of Rentable Area, are situated on the 6th floor(s) of the building and are shown on the floor plan hereto annexed to this Schedule A. Said building is situate upon the lands described in Schedule B to the said lease.

The demised premises shall exclude the outside face of all perimeter walls of the demised premises but shall include windows and doors in said perimeter walls. The demised premises shall include all installations, fixtures and furnishings and other amenities situate in the demised premises.

Second Part

The Tenant and the employees, agents, customers and invitees respectively of the Tenant shall (subject as provided in said lease) have the following rights as appurtenant to the demised premises in common with all others from time to time entitled thereto:

(a)

between the hours of 7:00 AM and 6:00 PM daily except on Saturdays, Sundays and public holidays, the right to use, for the purpose of access to and egress from the demised premises, such entrances to and exits from the building and for the purposes aforesaid the right to use the elevator or elevators (except during the making of repairs thereto) and corridors in connection therewith as may be designated from time to time by the Landlord. At times other than those mentioned in the preceding sentence, access to and egress from the building shall be available to the Tenant subject to such safeguards as the Landlord may, in its reasonable discretion, take for the security of the building, and

(b) if washrooms for both sexes are not included within the demised premises, the right to use such washrooms as may be designated from time to time by the Landlord.

THE HASTINGS BUILDING
1199 W. HASTINGS STREET
VANCOUVER, BC

SIXTH FLOOR

6TH FLOOR
U 4653 SQ.FT.
R 5185 SQ.FT.
VERTICAL
571 SQ.FT.
N
1
5
10
SCALE

MEASURE MASTERS
(604) 931-6565

All measurements must be verified prior to construction or renovations.

GROSS MEASURED AREA 5224 SQ.FT.

SCHEDULE "B"
Referred to in Annexed Lease

Legal Description:

Lot Eleven (11) except that part shown as the right-of-way of the Canadian Pacific Railway Company on Plan in D.F. 67235, Block 15, District Lot 185, Group 1, New Westminster District, Plan 92

Municipal Address:

1199 West Hastings Street, Vancouver, BC

SCHEDULE "C"
Rules and Regulations Referred to in Annexed Lease

Definitions	1. Initially capitalized terms in these regulations will have the same meanings as in the Lease except if otherwise defined herein.

Access and Exit

2.        Tenants or occupants in the Building ("Tenants") will not obstruct or use the sidewalks, driveways, entries, corridors, elevators, or staircases except for accessing or exiting to or from their premises. The Landlord reserves control of all parts of the Building used for the common benefit of Tenants, as it may deem advisable, but will not unduly impair accessing or exiting to or from premises. Tenant will shut off lights when leaving their premises after normal business hours.

Fire Exit	3. Tenants will not use the fire exits except in case of emergency, except if the Landlord designates same as normal exits.

Fire Evacuation Procedures and Fire Doors

4.

Tenants will comply with all fire safety and evacuation procedures the Landlord imposes from time to time. The Landlord from time to time may install doors in the exterior walls of premises necessary to comply with the lawful requirements of any Government Body. The Tenants and the Landlord may use such doors in case of emergency.

Security

5.

The Landlord may lock the Building entrance doors except during Normal Business Hours. All persons entering or leaving the Building except during Normal Business hours will register, if required, in the book kept by the Landlord at or near the night entrance. The Landlord may prevent any persons from so entering or leaving unless that person has a key or card access pass to the elevator and/or the premises to which he seeks entrance and a pass in a form approved by the Landlord. Any persons found in the Building except during Normal Business Hours without such keys and passes may be subject to surveillance by the Landlord's employees and agents and may be required to leave the Building. Tenants will be responsible for securing their premises and, if required, for locking Building entrance and exit doors when entering or leaving the Building.

Windows

6.

Windows that reflect or admit light into the premises of Tenants will not be covered or obstructed, and no awning will be put up over any window without the Landlord's consent. Tenants will permit window cleaners to clean office windows during or after Normal Business Hours. Tenants will not place anything on the Building windows or projections, and will not throw anything out of the windows or doors or down the passages or skylights of the Building. The lining of all window coverings facing the interior surface of exterior windows will be subject to the Landlord's consent as to colour, material and type. Tenants will not hang, and will remove, any window coverings which, in the Landlord's opinion, do not conform to a uniform scheme of window coverings established for the Building.

Washrooms

7.

Tenants will not use washrooms, plumbing or other apparatus for any purpose except those for which they were constructed, and will not put any sweepings, rubbish, rags, ashes, or other substances therein. Each of the Tenants will pay the cost of any damage resulting thereto from misuse by it. Tenants will not let water run unless in actual use.

Mail	8. Tenants may use mail chutes and mail boxes in the Building at their own risk. The Landlord will not be liable for any loss or damage resulting for such use.

Use of Premises

9.

Tenants will not permit any person to use their premises for sleeping apartments, for residential or any immoral or unlawful purpose, or to store personal effects or articles not required for business purposes.

Cooking	10. Tenants will not permit any cooking in their premises without the Landlord's consent.

Food Services

11.

Tenants will not grant any concession, licence, or permission to sell or take orders for food, services, or merchandise and will not install or permit the installation or use of any machine or equipment for dispensing merchandise, food, or beverages, and will not permit the preparation, serving, distribution, or delivery of food or beverages in their premises or the Building without the Landlord's consent, and then only in accordance with arrangements the Landlord may prescribe. Only persons approved by the Landlord will be permitted to serve, distribute, or deliver food and beverages within the Building or to use any public area for that purpose

Pets and Bicycles	12. Tenants will not bring into or keep in their premises or the Building bicycles, vehicles, animals, birds or other pets.

Soliciting	13. Canvassing, soliciting, and peddling in the Building are prohibited, and Tenants will co-operate with the Landlord to prevent same.

Equipment, Sales Mechanical Devices and Freight

14.

Tenants will not bring in or take out, position, construct, install, or move any safe, large business machine, or other heavy office equipment without the Landlord's consent. In giving such consent, the Landlord may prescribe the permitted weight and position of such safes, business machines, or equipment, and the use and design of planks, skids, or platforms to distribute the weight. Tenants will move heavy equipment in and out of their premises only after giving notice to the Landlord and only as required by the Landlord. The Landlord may inspect any freight. Except for electric typewriters, small adding machines, and small personal computers, Tenants, without the Landlord's consent, will not keep or install any machines in their premises which are driven by electricity or which generate any heat, and will not install equipment which will exceed or overload the capacity of any utility, electrical or mechanical facility in the Building or that will interfere with other tenants in the Building.

Furniture and Effects	15. Tenants will not bring into or remove from their premises any furniture, effects, or supplies, except at such times, in such manner and by such routes as the Landlord may approve.

Hand Trucks	16. Any hand trucks, carryalls, or similar appliances used in the Building will be equipped with rubber tires, side guards, and such other safeguards as the Landlord may require.

Electrical Closets and HVAC

17.

Tenants will not obstruct or interfere with access to ducts or janitor and electrical closets in their premises. If Tenants have carpeted over the ducts, or otherwise obstructed access to same, they will pay the Landlord's costs of providing access to the ducts. Tenants will not leave anything on any radiator or induction unit.

Wiring

18.

Tenants will not mark, paint, drill into, or in any way deface the walls, ceilings, partitions, floors, wood, stone or ironwork. Boring, cutting, coring, or stringing wires or pipes will not be permitted, except with the Landlord's consent, and as it may direct. If any of the Tenants desire telegraphic or telephonic connections, the Landlord reserves the right to direct electricians as to where and how the wires are to be introduced, and the type of wires, and without such directions no borings, cutting or coring for wires will occur. No other wires or pipes of any kind will be introduced without the Landlord's consent.

Music and Sound Telecomunica tions

19.

Tenants will not operate any musical or sound producing instruments or devices outside their premises or inside their premises which may be heard outside. Tenants will not install any radio or television antennae, loud speakers, sound amplifiers, or similar devices on the roof or exterior walls of the Building. The Tenant will not use or permit the use by other tenants in the Building of equipment placed or installed in the Premises to provide technological, computer, telecommunications or other services to the other tenants in the Building without the prior written consent of the Landlord.

Glass Locks and Trimmings

20.

Tenants will keep whole all glass, locks, and trimmings in or upon the doors or windows affording access to or admitting light into their premises. Whenever any part thereof is broken, Tenants will immediately cause the same to be replaced or repaired, by some person or persons approved by the Landlord, to the Landlord's satisfaction, and the Tenants responsible will pay the cost of such replacement.

Locks/Access Cards

21.

Tenants will not place or keep on any door leading into or their premises any lock or bolt except such locks or bolts which permit all doors to be on the Landlord's master or sub-master key or access card system. Tenants will not change locks or their mechanisms without the landlord's consent. Tenants will give the Landlord a key and access card to all locks. Tenants will report the loss of any key or access card to the landlord without delay. On request, Tenants will give the Landlord a list of any people who have keys or access cards. Tenants will not give keys or access cards to any persons except staff members.

Care-Taking	22. Tenants will permit the janitor, caretaker, or such other person or persons as the Landlord may designate, to take charge of and clean their premises before 8:00 a.m. and after 5:00 p.m.

Interior Climate Control Design Criteria

23.

The design criteria for the interior climate control system be based on the normal criteria for comparable systems in comparable buildings, including normal occupancy per square foot and normal distribution of offices per square foot, the electric power consumed, the installation of partitions or other separations only in locations which do not interfere with the proper operation of the climate control system, and the closing of window coverings on exterior windows while such windows are exposed to direct sunlight.

Additional Services

24.

Any services or supervision the Landlord provides under regulations to specific Tenants will be Additional Services. The Landlord's costs thereof and any costs specific Tenants are obliged to pay under these regulations will be included in the Cost of Additional Services to those specific Tenants.

Name of Building	25. Tenants will use the Building name which the Landlord designates from time to time, but not for any purpose except their business address.